Exhibit 10.3

CLIFFS NATURAL RESOURCES INC.

2012 EXECUTIVE MANAGEMENT PERFORMANCE INCENTIVE PLAN

1. Name and Purpose. The name of this Plan is the Cliffs Natural Resources Inc. 2012 Executive Management Performance Incentive Plan (the “Plan”). The purpose of the Plan is to provide a competitive annual incentive compensation opportunity to selected executives based on achievement against key corporate objectives and thereby align actual pay results with the short-term business performance of the Company.

2. Definitions. For purposes of the Plan, the following terms have the meanings indicated:

(a) “Affiliate” means any corporation, partnership, joint venture or other entity, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company as determined by the Board in its discretion.

(b) “Award” means, subject to Negative Discretion, an opportunity to receive payment under the Plan for a Plan Year if the performance objectives established by the Committee for the Plan Year are attained in whole or in part under the Plan.

(c) “Award Agreement” means any written or electronic agreement, contract, or other instrument or document setting forth the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company, as constituted from time to time.

(e) “Cause” means that, prior to any termination of employment, the Participant shall have committed: (i) and been convicted of a criminal violation involving fraud, embezzlement or theft in connection with his or her duties or in the course of his or her employment with the Company or any Affiliate; (ii) intentional wrongful damage to property of the Company or any Affiliate; (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any Affiliate; or (iv) intentional wrongful engagement in any competitive activity; and any such act shall have been demonstrably and materially harmful to the Company or any Affiliate. For purposes of this Plan, no act or failure to act on the part of the Participant shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done or omitted to be done by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company or an Affiliate.

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any lawful regulations or pronouncements promulgated thereunder. Whenever reference is made to a specific Code section, such reference shall be deemed to be a reference to any successor Code section or sections with the same or similar purpose.

(g) “Committee” means the Compensation and Organization Committee of the Board, so long as each member of that committee qualifies as an “outside director” within the meaning of Section 162(m)(4)(C)(i) of the Code. If and when any member of the Compensation and Organization Committee of the Board does not so qualify, the term “Committee,” as used in the Plan, shall mean a subcommittee of the Compensation and Organization Committee comprised solely of all of the members of that committee who do so qualify, or such other committee of the Board as may be designated from time to time by the Board.

(h) “Company” means Cliffs Natural Resources Inc., a corporation organized under the laws of the State of Ohio, and any successor corporation or business organization which shall assume the duties and obligations of Cliffs Natural Resource Inc. under this Plan.

(i) “Negative Discretion” means the discretion authorized by the Plan to be applied by the Committee to eliminate or reduce the amount to be paid under an Award in accordance with Section 5 below; provided, that, the exercise of such discretion would not cause the Award to fail to qualify as “qualified performance-based compensation” under Section 162(m)(4)(C) of the Code.

(j) “Participant” means each executive of the Company or a Subsidiary who has been selected by the Committee to participate in the Plan and to whom an Award has been made pursuant to this Plan.

(k) “Plan” means this Cliffs Natural Resources Inc. 2012 Executive Management Performance Incentive Plan, as amended from time to time.

(l) “Plan Year” means the Company’s fiscal year.

(m) “Subsidiary” means any entity directly or indirectly controlled by the Company or any entity, including an acquired entity, in which the Company has a controlling interest (as defined in Treasury Regulation Section 1.409A-1(h)(3)), as determined by the Committee, in its sole discretion, provided such entity is considered a service recipient (within the meaning of Section 409A of the Code) that may be aggregated with the Company.

3. Administration. The Plan will be administered by the Committee. Subject to Section 12 below, the Committee will have the authority to: construe and interpret the Plan and any Awards under the Plan; establish, apply, amend, and waive rules and regulations for the administration of the Plan; and make all other determinations that the Committee deems necessary or convenient for the administration of the Plan. Any determination by the Committee with respect to any matter arising under or connected with the Plan will be final, binding, and conclusive on all employees and Participants and anyone claiming under or through any of them.

4. Participants. The Committee will, in its sole discretion, designate the individual Participants for participation in the Plan for each Plan Year from among the executives of the Company or its Subsidiaries. This selection will be made no later than 90 days after the beginning of the Plan Year (or no later than such other date as may be the applicable deadline for a particular Award to a particular Participant for a Plan Year to qualify as “qualified performance-based compensation” under Section 162(m) of the Code). The determination as to whether or not such Participant actually becomes entitled to payment in respect of any Award shall be decided solely by the Committee in accordance with the provisions of this Plan and the Award Agreement. Moreover, designation of a Participant eligible to receive an Award hereunder for a particular Plan Year shall not require designation of such Participant eligible to receive an Award hereunder in any subsequent Plan Year and designation of one person as a Participant eligible to receive an Award hereunder shall not require designation of any other person as a Participant eligible to receive an Award hereunder in such Plan Year or in any other Plan Year.

5. Awards. No later than 90 days after the beginning of the Plan Year (or no later than such other date as may be the applicable deadline for qualification of a particular Award as “qualified performance-based compensation” under Section 162(m) of the Code), the Committee will establish in writing the method, which will be stated in terms of an objective formula or standard, for computing the amount of compensation that will be payable under an Award to each Participant for that Plan Year if the performance objectives established by the Committee for the Plan Year are attained in whole or in part. The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with this Plan, including, without limitation, any vesting, acceleration or waiver of forfeiture restrictions, based in each case on such factors as the Committee, in its sole discretion, shall determine. In determining the actual amount to be paid under an Award for a Plan Year, the Committee may reduce or eliminate the amount of payment earned under the objective formula or standard for the Plan Year through the use of Negative Discretion if, in its sole judgment, such reduction or elimination is appropriate. The Committee shall not have the discretion to (a) grant or provide payment in respect of Awards for a Plan Year if the performance objectives for such Plan Year have not been attained, (b) make payment in respect of Awards in excess of the amount payable based on the level of achievement of the performance objectives, or (c) provide payment in respect of an Award above the maximum amount payable under Section 7 below.

6. Performance Objectives. The performance objectives for each Plan Year may be based on any of the following performance criteria, whether measured in absolute terms or relative to an external benchmark, and whether measured in dollars, rates of growth, or relative ratios to sales in the case of profit measures:

(a) net earnings or net income;

(b) operating earnings or operating income;

(c) pretax earnings;

(d) earnings per share;

(e) share price, including growth measures and total shareholder return;

(f) earnings before interest and/or taxes;

(g) earnings before interest, taxes, depreciation and/or amortization;

(h) sales or revenues, whether in general, by type of product or service, or by type of customer, or by growth;

(i) production or sales volume, whether in general, by type of product or service, or by type of customer;

(j) gross or operating margins, or gross or operating margin growth;

(k) return measures, including pre-tax or after-tax, before or after depreciation and amortization, return on assets, capital, investment, equity, sales or revenue;

(l) working capital;

(m) residual economic profit, economic profit or economic value added;

(n) cash flow, including operating cash flow, free cash flow, total cash flow, cash flow return on equity, and cash flow return on investment;

(o) productivity ratios;

(p) expense or cost control, including production or sales cost per unit of volume;

(q) market share;

(r) financial ratios as provided in credit agreements of the Company and its Affiliates;

(s) working capital targets, including net working capital, inventory, accounts payable, and accounts receivable measured in absolute terms or as turnover metrics (e.g., relative to sales or cost of goods sold, including number of days);

(t) completion of acquisitions of business or companies;

(u) completion of divestitures and asset sales;

(v) strategic partnering;

(w) geographic expansion goals;

(x) safety performance;

(y) management of employee practices and employee benefits;

(z) research and development and product development;

(aa) customer or employee satisfaction; and

(bb) any combination of any of the foregoing business criteria.

The Committee may designate a single objective criterion or multiple objective criteria for performance measurement purposes, with the measurement based on consolidated or business unit or divisional performance and/or on performance as compared with that of other publicly-traded companies. The foregoing criteria may have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual, or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of energy price fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); effects of price escalators; expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such performance criterion or combination of such criteria may apply to a Participant’s Award opportunity in its entirety or to any designated portion or portions of the Award opportunity, as the Committee may specify. The performance objectives need not be the same for each Participant or for each Award.

7. Maximum Award Payout. Notwithstanding any provision contained in this Plan to the contrary, the maximum amount to be paid under an Award to any Participant for any Plan Year is $5,000,000. Furthermore, any Award payout that has been deferred shall not (between the date as of which the Award payout is deferred and the payment date) increase by a measuring factor greater than a reasonable rate of interest or one or more predetermined actual investments.

8. Certification and Payment of Awards. A Participant shall be eligible to receive payment in respect of a Award only to the extent that: (a) the performance objectives and any other terms and conditions applicable to such Award for such Plan Year are achieved; and (b) the objective formula or standard as applied against such performance objectives determines that all or some portion of such Participant’s Award has been earned for the Plan Year. Following the end of each Plan Year, the Committee will review and certify in writing whether, and to what extent, the performance objectives and any other terms and conditions applicable to each Award were in fact satisfied for the Plan Year, in accordance Section 162(m)(4)(C)(iii) of the Code. No Award will be paid unless and until the Committee so certifies. The Committee shall then determine the final amount of each Participant’s Award payout for the Plan Year and, in so doing, may apply Negative Discretion in accordance with

Section 5 above, if and when it deems appropriate. Awards will be paid to Participants in cash, subject to applicable withholding, as soon as administratively practicable following certification by the Committee on such date as the Committee may specify, but in no event later than 2 1/2 months following the end of the Plan Year.

9. Shareholder Approval. Payment of Awards under the Plan is contingent upon shareholder approval of the Plan, in accordance with Section 162(m) of the Code. Unless and until shareholder approval is obtained, no Awards will be paid under the Plan.

10. Continued Employment. Unless otherwise provided by the Committee in any particular circumstance or as provided in the last sentence of this Section 10, payment of Awards with respect to any Plan Year will be contingent on the Participant’s continued employment by the Company or one of its Subsidiaries through the date on which the Awards are paid following certification by the Committee. If a Participant dies, becomes disabled (as “disability” is defined in the Cliffs Natural Resources Inc. 2012 Incentive Equity Plan), retires, or is terminated by the Company or a Subsidiary without Cause after the start of a Plan Year and prior to the date of payment, the Participant (or his or her estate in the case of his or her death) will be entitled to a pro rata Award payout equal to the amount of the Award that the Participant would have earned during the entire Plan Year had the Participant continued in the active employ of the Company or a Subsidiary through the end of the Plan Year (as determined by the Committee in accordance with Section 8 above) multiplied by a fraction, the numerator of which is the number of calendar days in the Plan Year through the date of death, disability, retirement or termination without Cause and the denominator of which is 365, which pro rata Award payout will be paid at the time the Award would have otherwise been paid to the Participant but for the occurrence of such intervening event.

11. No Assignment of Awards; No Employment Agreement. Unless and until an Award payout is certified by the Committee, neither any Participant nor any person or entity claiming through a Participant will have any right to payment of an Award. The Plan shall be unfunded. None of the Company, the Board and the Committee shall be required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under the Plan. Participants will not have any claim against the assets of the Company or any Subsidiary and the obligation of the Company or a Subsidiary to pay any amount with respect to any earned Award will constitute only an unsecured contractual obligation to pay the Award to the Participant subject to the terms and conditions of the Plan. Neither any provision of the Plan nor the designation of any employee as a Participant will constitute an employment agreement or affect the nature of the employment relationship between the Company (or Subsidiary) and the Participant, which relationship, if not the subject of a separate employment agreement between the Participant and the Company (or Subsidiary), will remain “employment at will.”

12. Interpretation. Awards made under the Plan are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. If any provision of the Plan or an Award Agreement would prevent an Award from so qualifying, the Plan will be administered, interpreted, and construed to carry out that intention.

13. Amendment of Award Agreement. The Committee may, without shareholder or Participant approval, amend any Award Agreement retroactively or prospectively to the extent it determines necessary in order to comply with any subsequent clarification of Section 162(m) of the Code required to preserve the Company’s federal income tax deduction for compensation paid pursuant to any such Award.

14. Exemption From, or Compliance With, Section 409A. The Plan and the Awards granted hereunder are intended to be either exempt from, or compliant with, Section 409A of the Code. This

Plan and all Awards granted hereunder shall be interpreted in a manner consistent with these intentions. Notwithstanding anything herein or in an Award Agreement to the contrary, in the case of any Participant who is a specified employee (as defined in Section 409A of the Code) as of the date of his or her termination from employment, no payment of an Award that is subject to Section 409A shall be made under this Plan that is contrary to the 6-month delay requirement of Section 409A(a)(2)(B) of the Code. Any payments of an Award that is delayed to comply with this 6-month delay requirement shall be paid on the later of (a) the date such payment is to be made pursuant to Section 8 above, or (b) the first day of the seventh month following the date of termination of employment (or, if earlier, the date of the Participant’s death).

15. Amendment and Termination of Plan. The Board at any time, and from time to time, may amend or terminate the Plan. However, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy any applicable laws. At the time of such amendment, the Board shall determine, upon advice from counsel, whether such amendment will be contingent on shareholder approval.

16. Right to Recoup. The Committee shall have full authority to adopt and enforce any policies and procedures adopted by the Company in respect of Section 10D of the Securities Exchange Act of 1934, as amended, and such regulations as are promulgated thereunder from time to time, or in respect to any other applicable law, regulation or Company policy relating to the recoupment of amounts on account of a restatement of a financial statement that, if initially reported properly, would have resulted in a lower amount being paid to a Participant under an Award, or in respect of any other policy of the Company relating to the recoupment of amounts on account of the Participant’s breach of a non-competition, non-solicitation, non-disparagement or confidentiality obligation as it deems necessary or appropriate in its sole discretion.

17. Beneficiary Designation. Each Participant may from time to time designate in writing the person or persons to serve as his or her beneficiary in respect of Awards or, in the absence of such a designation or if the designated person or persons predecease the Participant, the person or persons who shall acquire the Participant’s rights in respect of Awards by bequest or inheritance in accordance with the applicable laws of descent and distribution. In order to be effective, a Participant’s designation of a beneficiary must be on file with the Company before the Participant’s death. Any such designation may be revoked and a new designation substituted therefor by the Participant at any time before his or her death without the consent of the previously designated beneficiary.

18. Severability. If any of the provisions of the Plan or any Award Agreement are held to be invalid, illegal or unenforceable, whether in whole or in part, such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions shall not be affected thereby.

19. Plan Headings. The headings in the Plan are for purposes of convenience only and are not intended to define or limit the construction of the provisions hereof.

20. Applicable Law. The terms of the Plan and the Award Agreements will be governed by the laws of the State of Ohio, without reference to the conflicts of laws principles of such State.

21. Jurisdiction; Waiver of Jury Trial. Any suit, action or proceeding with respect to this Plan or any Award Agreement, or any judgment entered by any court of competent jurisdiction in respect of any thereof, shall be resolved only in the courts of the State of Ohio or the United States District Court for the Northern District of Ohio and the appellate courts having jurisdiction of appeals in such courts. In that context, and without limiting the generality of the foregoing, the Company and each Participant shall irrevocably and unconditionally (a) submit in any proceeding relating to this Plan or any Award

Agreement, or for the recognition and enforcement of any judgment in respect thereof (a “Proceeding”), to the exclusive jurisdiction of the courts of the State of Ohio, the United States District Court for the Northern District of Ohio, and appellate courts having jurisdiction of appeals from any of the foregoing, and agree that all claims in respect of any such Proceeding shall be heard and determined in such Ohio State court or, to the extent permitted by law, in such federal court, (b) consent that any such Proceeding may and shall be brought in such courts and waives any objection that the Company and each Participant may now or thereafter have to the venue or jurisdiction of any such Proceeding in any such court or that such Proceeding was brought in an inconvenient forum and agree not to plead or claim the same, (c) waive all right to trial by jury in any Proceeding (whether based on contract, tort or otherwise) arising out of or relating to this Plan or any Award Agreement, (d) agree that service of process in any such Proceeding may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party, in the case of a Participant, at the Participant’s address shown in the books and records of the Company or, in the case of the Company, at the Company’s principal offices, attention General Counsel, and (e) agree that nothing in this Plan shall affect the right to effect service of process in any other manner permitted by the laws of the State of Ohio.

22. Use of Electronic Media and Written Communications. All Plan notices and all Participant or beneficiary notices, designations, elections, consents or waivers must be in writing (which may include an electronic communication) and made in a form the Plan specifies or otherwise approves. Any person entitled to notice under the Plan may waive the notice or shorten the notice period unless such actions are contrary to applicable law. The Plan, using any electronic medium, may give or receive any Plan notice, communicate any Plan policy, conduct any written Plan communication, satisfy any Plan filing or other compliance requirement and conduct any other Plan transaction to the extent permissible under applicable law. A Participant, a Participant’s spouse, or a beneficiary, may use any electronic medium to provide any beneficiary designation, election, notice, consent or waiver under the Plan, to the extent permissible under applicable law. Any reference in this Plan to a “form,” a “notice,” an “election,” a “consent,” a “waiver,” a “designation,” a “policy” or to any other Plan-related communication includes an electronic version thereof as permitted under applicable law.

23. Effective Date. Subject to the approval of the shareholders of the Company at the Annual Meeting of Shareholders held in 2012, the effective date of this Cliffs Natural Resources Inc. 2012 Executive Management Performance Incentive Plan is the date of its adoption by the Board at its March 13, 2012 meeting. To the extent that Awards are made under this Plan prior to its approval by shareholders of the Company, they shall be contingent upon shareholder approval of this Plan and subject to the provisions of Section 9 above.

IN WITNESS WHEREOF, Cliffs Natural Resources Inc. has executed this 2012 Cliffs Natural Resources Inc. Executive Management Performance Incentive Plan at Cleveland, Ohio, as of this      day of                     , 2012.

CLIFFS NATURAL RESOURCES INC.

By:	/s/ Joseph A. Carrabba
Joseph A. Carrabba, Chairman, President and CEO